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                                                                   EXHIBIT 99.2


                                [Press Release]
                              [Apache Letterhead]


March 2, 1995


                 APACHE CLOSES ACQUISITION OF TEXACO PROPERTIES


HOUSTON -- Apache Corporation today announced that the company closed its previously-announced acquisition of 315 oil and gas fields from Texaco for an adjusted purchase price of $571 million, effective January 1, 1995. The transaction, which closed on March 1, is subject to customary closing and post-closing adjustments, including a reduction to take into account cash flow from production realized in the first two months of 1995.

Net proved reserves, as adjusted and at the effective date, are estimated to be 113 million barrels energy equivalent, of which approximately 70 percent is oil. With the acquisition, Apache's total equivalent reserves increased 40 percent over year-end 1994. Oil reserves, as a percent of total reserves, increased from 37 percent to approximately 47 percent.

Financing for the transaction has been underwritten by The First National Bank of Chicago and Chemical Bank.

Apache Corporation is an independent energy company engaged in the exploration for and development and production of natural gas and crude oil. The company's securities are traded on the New York and Chicago Stock Exchanges under the symbol APA.

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Investor Relations:   Paul Korus          Media Relations:   Suzanne Best
                      713-296-6662                           713-296-6154